EXHIBIT 99.1
GEOGLOBAL PROVIDES EXPLORATION ACTIVITIES UPDATE

Calgary, Alberta, Canada, January 24, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE Amex: GGR) announced today an update of certain exploration activities.

Exploration Highlights:

➢	KG Onshore Block tender process
➢	Israel update
➢	Colombia update

KG Onshore exploration block
OIL India Limited (OIL) as operator of the KG-ONN-2004/1 exploration block (KG Onshore) has floated tenders for the major components of the drilling program which include the drilling rig, casing, wellhead & liner hanger, cementing and coring.  The Company anticipates these tenders to be awarded in the first quarter of 2012.  The ancillary tenders for items such as wireline & mud logging are currently being finalized and are expected to be floated shortly.

Management anticipates the drilling of two shallow wells will commence by the end of the second quarter 2012 and one deep high pressure high temperature well will commence drilling during late third quarter or early fourth quarter of 2012.

Israel licences
The Noble Homer Ferrington rig has returned to Israeli waters and is currently on assignment.  The Company estimates that the rig will be made available to the Company by late March or mid April 2012 for preparation and commencement of the drilling program on the Myra license.  The timing of availability to the Company will be dependent on the completion of its obligations, which could include a testing program at its current location.  The Noble Homer Ferrington is a 4th Generation Enhanced Pacesetter design Semi-submersible rig capable of drilling in water depths of up to approximately 2,100 meters (7,000 feet).

The data gathered during the 43 square kilometer 3D seismic acquisition program on the Samuel license, which was completed in July 2011, is currently being processed.  Processing of the data and submission to the Ministry of Infrastructure of the preliminary report will be completed by February 1, 2012.  It is expected that interpretation of the data which will be carried out internally, will be completed before the end of the first quarter.  ION Geophysical Corporation, a publicly traded company headquartered in Houston, Texas, has been hired to process this data.  ION is a leading provider of geophysical technology, services and solutions for the oil and gas industry and operates in 23 offices globally. The processing and interpretation of this seismic data will allow the Company to finalize drilling decisions on this license which we anticipate will commence in October 2012.

Colombia exploration blocks
The Company and its partners are currently finalizing the design and tender for the seismic acquisition program on the PUT 6 and PUT 7 exploration blocks.  The high resolution acquisition program is anticipated to cover approximately 100 square kilometers on the PUT6 block and approximately 250 square kilometers on the PUT 7 block.  The floating of the tender and award of the contract is anticipated by the end of this quarter.  All other work is progressing as required under the license.

The Company signed a Memorandum of Understanding (MOU) with Petro Caribbean Resources Ltd. (PCR) in September 2010 relating to conducting oil and natural gas exploration and development activities in Colombia, subject to the execution by PCR of definitive agreements with the Colombian National Agency of Hydrocarbons (ANH).  Subject to the execution of a Joint Operating Agreement, GeoGlobal will be carried for a 10% participating interest in both the PUT 6 and PUT 7 exploration blocks through the minimum and additional work programs as bid in return for GeoGlobal providing to PCR technical assistance through the exploration phase.  The PUT 6 and PUT 7 cover an area of approximately 177 and 531 square kilometers, respectively.

“We are maintaining our forward progress with respect to our blocks and are excited about our operations over the ensuing months,” said Paul B. Miller, President and CEO of GeoGlobal. “We remain active in both India and Israel and look forward to the drilling programs on the KG Onshore block and the Myra license.”

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217